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                            SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:

        [X]     Preliminary Information Statement

        [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c- 5(d)(2))

        [ ]     Definitive Information Statement


                           UNITED LEISURE CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

        [X]     No fee required

        [ ] Fee computed on table below per Exchange Act Rule 14c-5(g) and O-11

                1) Title of each class of securities to which transaction applies:________

                2) Aggregate number of securities to which transaction applies:________

                3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.

                4) Proposed maximum aggregate value of transaction: Not applicable.

                5)      Total fee paid: None; no fee required.

        [ ]    Fee paid previously with preliminary materials

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                1)      Amount Previously Paid:

                2)      Form, Schedule or Registration Statement No.:

                3)      Filing Party:

                4)      Date Filed:


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                                PRELIMINARY COPY

                           UNITED LEISURE CORPORATION
                                 18081 MAGNOLIA
                        FOUNTAIN VALLEY, CALIFORNIA 92708

                            ------------------------

                              INFORMATION STATEMENT

                         Pursuant to Regulation 14C Promulgated Under
                        The Securities Exchange Act of 1934, as amended

               This Information Statement, which is being mailed on or about May 8, 1998 to holders of record on May 6, 1998 of shares of the common stock, par value $.01 per share (the "Common Stock") of United Leisure Corporation, a Delaware corporation (the "Company"), is being furnished in connection with the proposed adoption of a Certificate of Amendment to the Company's Certificate of Incorporation (the "Amendment") pursuant to the written consent of the holders of a majority of the Company's outstanding shares of Common Stock.

               On April 17, 1998, the Board of Directors of the Company approved and recommended that the Company's Certificate of Incorporation be amended to effect a 6 to 1 reverse stock split of the Company's Common Stock as provided in the Amendment. The Amendment will be approved, not less than twenty days following the mailing of this Information Statement to shareholders of record at the close of business on May 6, 1998 (the "Record Date") by a Written Consent to Corporate Action (the "Written Consent") executed by the holders of more than a majority of the issued and outstanding shares of Common Stock, including Harry Shuster, the Chairman of the Board and Chief Executive Officer of the Company. Such approval by the Board of Directors and by the holders of a majority of the issued and outstanding shares of Common Stock is adequate under Delaware law to cause the Amendment to be effected. The Amendment will become effective upon the filing with the Company of the Written Consent and the filing of the Amendment with the Secretary of State of Delaware. The Company anticipates that the filing of the Written Consent with the Company will occur on or about May 28, 1998, at which time the Company will file the Amendment with the Secretary of State of Delaware.

               This Information Statement is being provided for informational purposes only. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                       OUTSTANDING STOCK AND VOTING RIGHTS

               As of the Record Date, there were 14,002,849 shares of Common Stock issued and outstanding. Each share of Common Stock entitles its holder to one vote per share. There are no shares of the Company's authorized preferred stock currently outstanding.


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                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth the beneficial ownership of Common Stock as of the Record Date by: (i) each of the Company's executive officers and directors, (ii) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and (iii) all of the Company's officers and directors as a group:


NAME AND ADDRESS                              SHARES                 PERCENTAGE
OF BENEFICIAL OWNER(1)                  BENEFICIALLY OWNED            OWNERSHIP
                                        ------------------           -----------
Harry Shuster                             4,339,932(2)                  29.9%

Alvin Cassel                                185,100(3)                   1.3%

Alvin Alexander                              18,021(4)                     *

Brian Shuster                               130,300(5)                     *

J. Brooke Johnston, Jr                       55,000(6)                     *

Strata Equities Limited                   1,800,000(7)                  12.3%
  c/o Euroba Management Limited
  73 Front Street
  Hamilton HM BX, Bermuda

Walton N.B. Imrie                           654,430(8)                   4.6%
  c/o Kestral S.A
  Pausilippe Ch
  Des Trois-Portes 11
  2006 Neuchatel, Switzerland

All Executive Officers and Directors
  as a Group (5 persons)                  4,728,353(2)(3)(4)(5)(6)      31.4%


------------------------

*    Less than 1%.

(1) Addresses are shown only for the beneficial owners of at least five percent of the class of security shown. The address of all officers and directors is c/o the Company at 18081 Magnolia, Fountain Valley, CA 92708.

(2) Includes 110,100 shares owned by Koorn N.V., a Netherlands Antilles corporation, all of whose capital shares are owned by Harry Shuster. Mr. Shuster has sole investment power over the shares owned by Koorn N.V., but shares voting power of these shares. Alvin Cassel, a director of the Company, acts as Managing Director of Koorn N.V. Also includes 125,000 shares owned by the Harry and Nita Shuster Charitable Foundation and 300 shares owned by Nita Shuster, the spouse of Harry Shuster. Does not include 10,000 shares owned by Bardene Shuster, 300 shares owned by Nita Shuster and Bardene Anne Shuster, 300 Shares owned by Nita Shuster and Brian Shuster, and 300 shares owned by Nita Shuster and Stanley Shuster, of which shares Mr. Shuster disclaims beneficial ownership. Also includes options to purchase 506,950 shares of common stock which are currently exercisable as well as 3,597,582 shares of stock owned directly by Mr. Shuster. Also does not include an aggregate of 240,000 shares owned by the trusts of which Mr. Shuster's adult children are the beneficial owner.

(3) Includes 110,100 shares held by Koorn N.V., as to which Mr. Cassel has shared voting power and options to purchase 75,000 shares of common stock which are currently exercisable.

(4)  Includes options to purchase 10,000 shares that are currently exercisable.


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(5)  Includes 300 shares owned by Nita Shuster and Brian Shuster, 80,000 shares owned by The Brian Shuster Trust and options to purchase 50,000 shares which are currently exercisable.

(6)  Includes options to purchase 50,000 shares which are currently exercisable.

(7) Includes warrants to purchase 600,000 shares which are currently exercisble.

(8) These shares are owned by Plus One Finance, Ltd., a British Virgin Islands corporation, which is wholly-owned by Walton N.B. Imrie, a resident of Switzerland. Includes warrants to purchase 83,000 shares of common stock which are currently exercisable.

             AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
                     TO EFFECT A 6 TO 1 REVERSE STOCK SPLIT
                          OF THE COMPANY'S COMMON STOCK

               The Nasdaq Stock Market ("Nasdaq") has modified its requirements with regard to standards for a company's shares being listed by the Nasdaq SmallCap Market. Among other requirements, the minimum bid price for a security trading on the Nasdaq SmallCap Market is now $1.00. On February 27, 1998 the staff of Nasdaq advised the Company that its Common Stock is not in compliance with the new Nasdaq SmallCap Market minimum bid price requirement and provided the Company with a ninety calendar day period, which expires May 28, 1998, in order to regain compliance with this standard for at least ten consecutive trading days. The bid price per share of the Company's Common Stock has not been at least $1.00 since July 26, 1996, at which time the closing bid price reported on the Nasdaq Automated Quotation System was $1.25.

               The Board of Directors has adopted a resolution approving a proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock, pursuant to which each six shares of Common Stock will be automatically converted into one share, without any action on the part of the stockholders (the "Reverse Stock Split"). Pursuant to the Written Consent, holders of a majority of the Company's outstanding shares of Common Stock will be approving the Amendment. The complete text of the Amendment is set forth in Exhibit A to this Information Statement.

               Consummation of the Reverse Stock Split will not change the number of shares of Common Stock authorized by the Company's Certificate of Incorporation which will remain at 30,000,000 or the par value of the Common Stock per share. The Reverse Stock Split will become effective as of 5:00 p.m., New York time (the "Effective Date"), on the date that the Certificate of Amendment to the Company's Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

               In lieu of issuing less than one whole share resulting from the Reverse Stock Split to holders of a fraction of one share (a "Fractional Interest"), the Company will determine the fair market value of each outstanding share of the Company's Common Stock held on the Effective Date of the Reverse Stock Split (the "Fractional Share Purchase Price"). The Company currently anticipates that the Fractional Share Purchase Price will be based on the average daily closing bid price per share of the Common Stock as reported by the Nasdaq Automated Quotation System for the Company's Common Stock for the ten trading days immediately preceding the Effective Date. Stockholders who hold a Fractional Interest on the Effective Date will be entitled to receive, in lieu of the less than one whole share arising as a


                                       3


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result of the Reverse Stock Split, cash in the amount of the Fractional Share
Purchase Price multiplied by the Fractional Interest.

               As soon as practical after the Effective Date, the Company's Transfer Agent (Oxford Transfer and Registrar) will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's Transfer Agent in exchange for certificates representing the number of whole shares of Common Stock (plus the relevant portion of the Fractional Share Purchase Price, if any) into which the shares of Common Stock have been converted as a result of the Reverse Stock Split. No cash payment will be made or New Certificate issued to a stockholder until he or she has surrendered his or her outstanding certificates, together with the letter of transmittal to the Company's Transfer Agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates to the Transfer Agent until requested to do so.

               The Company anticipates that the decrease in the number of outstanding shares of the Company's Common Stock resulting from the Reverse Stock Split will place the market price of the Common Stock in a range satisfactory to satisfy the Nasdaq minimum bid price requirement. If the requirement is not satisfied by May 28, 1998, Nasdaq will issue a delisting letter which will identify the review procedures available to the Company. In that event, the Company may request a review at that time, which generally stays delisting. Although the anticipated Effective Date will not permit the Company to satisfy the minimum bid requirement for ten consecutive trading days by May 28, 1998, the Company anticipates that delisting will not occur if the Reverse Stock Split occurs prior to May 28, 1998 and the market price of the Common Stock satisfies the requirement shortly thereafter. However, no assurance may be given that delisting will not occur.

               If the Company's securities are delisted from Nasdaq trading, the Company's securities will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the Nasdaq Electronic Bulletin Board and the spread between the "bid" and the "asked" price of the shares of Common Stock is likely to be greater than at present and the stockholders may experience a greater degree of difficulty in engaging in trades of shares of the Company's Common Stock.

               The stockholders should note that the effect of the Reverse Stock Split upon the market prices of the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that the prices for shares of the Common Stock after the Reverse Stock Split will be six times the price of shares of the Company's Common Stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the Reverse Stock Split will not adversely impact the market price of the Common Stock or, alternatively, that any increase price per share of the Common Stock immediately after the proposed Reverse Stock Split will be sustained for any prolonged period of time. In addition, the Reverse Stock Split likely will have the effect of creating odd lots of stock for some stockholders and such odd lots


                                       4


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may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

               As a result of the Reverse Stock Split, the number of whole shares of Common Stock held by stockholders of record as of the close of business on the Effective Date will automatically, without any action required by the stockholders, be equal to the number of shares of Common Stock held immediately prior to the close of business on the Effective Date divided by six, plus cash in lieu of any fractional share. The Reverse Stock Split will not effect a stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment of cash in lieu of fractional shares. The rights and privileges of the holders of shares of Common Stock will remain at $.01 per share following the Effective Date of the Reverse Stock Split, and the number of shares of Common Stock issued will be reduced. Consequently, the aggregate par value of the issued Common Stock also will be reduced.

               The Company is currently subject to certain obligations to issue shares of Common Stock pursuant to the exercise of outstanding warrants and outstanding options. Under the terms of various agreements relating to these securities, the number of shares of Common Stock issuable pursuant to these securities and the per share exercise prices, will automatically be adjusted in accordance with the Reverse Stock Split. Thus, for every six shares of the Common Stock pre-Reverse Stock Split previously issuable, the holders of these securities will, upon exercise of the security now receive one share of Common Stock, post-Reverse Stock Split for the same aggregate amount of consideration paid. Under another agreement relating to outstanding warrants, no adjustment in the number of shares of Common Stock issuable upon exercise or the per share exercise price will occur. Strata Equities Limited, the holder of such warrants will, upon exercise after the Reverse Stock Split, obtain a higher percentage ownership interest in the Company and proportional voting power than it would have obtained if the Reverse Stock Split did not occur.

               As soon as practical after the Effective Date, the Company intends to require stockholders to exchange their stock certificates and warrant certificates (the "Old Certificates") for new certificates (the "New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Stock Split (as well as cash in lieu of the Fractional Interest resulting from the Reverse Stock Split). Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's Transfer Agent. Stockholders will not be required to pay any transfer or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates to the Transfer Agent until requested to do so.

               The following description of the material federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended, the applicable treasury regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this Information Statement. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences on the Reverse Stock Split. This discussion is


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for general information purposes only and each stockholder is urged to consult their own tax advisor to determine the particular consequences to them.

               In general, the federal income tax consequence of the proposed Reverse Stock Split will vary among stockholders depending upon whether they receive cash for a Fractional Interest or solely new certificates in exchange for old certificates. The Company believes that because the Reverse Stock Split is not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the Reverse Stock Split probably will have the following federal income tax effects:

               1. A stockholder who receives solely new certificates will not recognize gain or loss in the exchange. In the aggregate, the stockholder's basis in the Common Stock represented by New Certificates will equal the holder's basis in the Common Stock represented by Old Certificates.

               2. A stockholder who receives cash for a Fractional Interest, as a result of the Reverse Stock Split will generally be treated as having received the payment as a distribution in redemption of the fractional share. Each effected stockholder will be required to consult such stockholder's own tax advisor for the tax effect of such redemption in light of such stockholder's particular facts and circumstances.

               Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or Bylaws to dissent to the Reverse Stock Split.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   Harry Shuster, Chairman of the Board

                                                                       EXHIBIT A

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                           UNITED LEISURE CORPORATION


        United Leisure Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and providing that the written consent of the stockholders to such amendment should be obtained. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Certificate of Incorporation of this Corporation be amended by adding the following paragraph to the end of the Article thereof numbered "FOURTH":

               "Each of the Corporation's issued and outstanding shares of Common Stock, par value $.01 per share, as of the date of this Certificate of Amendment shall be converted into one sixth (.166667) of one (1) share of the Common Stock, par value $.01 per share; no change shall be made to the par value of the Corporation's Common Stock; and in lieu of any fractional shares, the Corporation shall pay to the holders thereof the fair value of such shares in cash, based on the average daily closing bid price per share of the Common Stock as reported on the Nasdaq SmallCap Market for the Corporation's Common Stock for the ten
               (10) trading days immediately preceding the effective date of this Certificate of Amendment."

        All other provisions of Article FOURTH and all other provisions of the Corporation's Certificate of Incorporation shall remain unchanged and in full force and effect.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of the Corporation was obtained in accordance with Section 228 of the General Corporation Law, by which consent the necessary number of shares as required by statute consented to the amendment, and written notice of action taken by such stockholders' consent has been given as provided in Section 228 of the General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.


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IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by
Harry Shuster, an authorized officer, this ____ day of May, 1998.



                                   By
                                     -----------------------------------
                                     Harry Shuster, Chief Executive Officer


                                      A-2